EXHIBIT 4.3


         THIS IS A NON-TRANSFERABLE NOTE. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENTS UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS.


                             DEMAND PROMISSORY NOTE


$500,000.00                                                     October 14, 1999


ON DEMAND, for value received, HYCOMP, INC., a corporation organized under the laws of the Commonwealth of Massachusetts (the "Maker"), does hereby promise to pay to the order of SIMMONDS CAPITAL LIMITED, an Ontario corporation (the "Holder"), the principal amount of FIVE HUNDRED THOUSAND UNITED STATES DOLLARS (U.S. $500,000.00), together with interest on the unpaid principal amount hereof from time to time outstanding at the rate of 8% per annum compounded quarterly commencing on the date hereof to the date of maturity or accelerated maturity and thereafter at the rate of 12% compounded quarterly.

This Note has been executed and delivered pursuant to a Stock Purchase Agreement dated as of October 14, 1999 (the "Stock Purchase Agreement"), between the Maker and the Holder. Interest on the Note shall be payable quarterly in arrears on the last business day of each calendar quarter and at maturity or accelerated maturity, and following maturity or accelerated maturity.

1. Payments of Principal Amount. The entire principal amount hereof shall be and payable on the date that is the earlier of (i) October 14, 2000 (the "Maturity Date"), or (ii) the date upon which indebtedness becomes immediately due and payable by reason of any of the following:

(a) consummation of an offering by the Holder of either its equity or debt securities for cash, which, together with all such other offerings of debt or equity securities occurring from and after the date hereof, shall total in net amount of proceeds to the Maker an amount equal or exceeding $1,000,000; or

(b) the default by Maker in the payment of any amount of interest payable hereunder when due and such default shall continued for a period of 15 days after written demand therefor by the Holder; or

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                  (c)  the  occurrence  of  an  event  of  default  ("Events  of
Default"), as described in Section 2 below.

         Section 2. Events of Default. Without limiting any of the above, the Holder may, by written notice to Maker, declare this Note immediately due and payable, whereupon this Note and all sums due hereunder shall become immediately due and payable without protest, presentment, demand or notice, all of which are expressly waived by Maker, if any of the following Events of Default occur:

                  (a) principal, interest or any other amount due under the Note shall not be paid as and when due (after any applicable grace period), whether at maturity, by declaration or otherwise;

                  (b) Maker shall become insolvent or any proceeding shall be instituted by the Maker seeking relief on its behalf as debtor, or to adjudicate it a bankrupt, or insolvent, or seeking reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property or Maker shall consent by answer or otherwise to the institution of any such proceeding against it;

                  (c) any proceeding is instituted against the Maker seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief to debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property which either (i) results in any such entry of an order for relief, adjudication or bankruptcy or insolvency or issuance or entry of any other order having a similar effect or (ii) remains undismissed for a period of thirty (30) days;

                  (d) a receiver, trustee or other custodian is appointed for any substantial part of Maker's assets;

                  (e) any assignment is made for the benefit of Maker's creditors; or

                  (f) the dissolution or other winding up of Maker.

         3. Prepayment. This Note may be prepaid by Maker, in whole or in part, at any time without penalty, provided that any such payment shall be applied first to the payment of accrued but unpaid interest and thereafter to the outstanding principal.

         4. Certain Costs and Expenses. Maker agrees to pay all expenses incurred by the Holder hereof in connection with the collection and enforcement of this Note, including, without limitation, reasonable attorneys' fees and disbursements.

         5. Certain Payment Provisions. All payments shall be made to the Holder at its offices located at 580 Granite Court, Pickering, Ontario, L1W 3Z4, CANADA, or such other location as the Holder shall designate in writing to Maker. Whenever any payment to be made

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

hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be due instead on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of such payment of interest and not in the computation of the succeeding payment of interest. For the purposes of this Note, the phrase "Business Day" means any day that is not a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed in New York, New York.

                  6. Waivers. Maker hereby waives diligence, presentment, protest and notice of any kind, forbearance or other indulgence, and agrees to pay all costs of collection when incurred, including reasonable attorney's fees, and to perform and comply with each of the covenants, conditions, provisions and agreements contained in every instrument evidencing said indebtedness. No extension of the time for payment of this Note made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability under this Note, either in whole or in part, of the Maker unless Holder and Maker shall be parties to such agreement.

                  7. Modifications; Amendments. This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the party to be charged.

                  8. Assignments. This Note shall be binding upon the Maker and its successors and assigns and for the benefit of the Holder and his successors and assigns. The rights of the Holder and the obligations of the Maker under this Note may not be assigned, modified, altered, amended, terminated or waived, except in writing signed by the Maker and the Holder.

                  9. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof. If a provision of this Note shall be held invalid, illegal or unenforceable, the validity of all the other provisions herein shall in no way be affected thereby.

                  10. Jurisdiction; Venue. The Maker irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to, in connection with or simultaneously with this Note, or a breach of this Note or any such document or instrument. In any such action or proceeding, the Maker waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with the applicable provisions for service of process by mail set forth in the New York Civil Practice Laws and Rules.

                  11. Waiver of Jury Trial. Maker hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Note or the negotiation, administration, performance or enforcement hereof.

                  12. Severability. If any item or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

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


                  IN WITNESS WHEREOF, the Maker has caused this instrument to be duly executed this 14th day of October, 1999.

                                          HYCOMP, INC.

                                          By: /s/ Paul K. Hickey
                                             ----------------------------------
                                          Name:  Paul K. Hickey
                                          Title: Chairman and Chief Executive
                                                 Officer


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